Exhibit 4
MORGAN STANLEY

DIVIDEND REINVESTMENT PLAN

Morgan Stanley (“the Company”) hereby establishes its amended and restated dividend reinvestment plan effective November 24, 2008 (the “Plan”).

Whereas, the Plan was authorized and established pursuant to resolutions adopted by the Board of Directors of the Company (formerly Dean Witter, Discover & Co.) on January 19, 1995;

Whereas, the Plan was amended effective August 1, 2001;

Whereas, pursuant to the resolutions of the Board of Directors of the Company dated September 15, 2008 the Board of Directors authorized each officer of the Company to amend the Plan as they deem necessary or appropriate;

Whereas, pursuant to the foregoing resolutions the Plan is hereby amended and restated effective November 24, 2008;

Whereas, the purpose of the Plan is to provide eligible shareholders and other investors with a simple and convenient method of purchasing shares of Common Stock and reinvesting all or portion of their cash dividends to purchase additional shares of Common Stock; and

Whereas, the Plan is primarily for the benefit of long term investors; now therefore:

Section I – Definitions.

The terms defined in this Section I shall for all purposes of this Plan, have the following respective meanings:

Account:  As to any Direct Participant, the account maintained by the Record Keeper evidencing the shares of Common Stock owned by the Direct Participant in the Plan and held in registered form by the Independent Agent or its nominee.

Common Stock:  The Common Stock of the Company, par value $.01 per share.

Direct Enrollment Form:  The document which a Direct Participant must complete and mail to the Record Keeper to enroll in the Plan.

Direct Participant:  A person enrolling in the Plan directly with the Record Keeper and on whose behalf the Record Keeper maintains an Account.

Dividend:  The cash dividends paid on the Common Stock.

Dividend Payment Date:  The date on which the Company pays Dividends.

Exchange Act:  The Securities and Exchange Act of 1934, as amended.

Independent Agent:  An agent independent of the Company retained by the Company to purchase all Common Stock acquired under the Plan.  There may be more than one Independent Agent under the Plan (e.g., one Independent Agent for Direct Participants, and a different Independent Agent for MS&Co. Participants).

Investment Date:  The first business day and the 15th day (or next business day) of each month.

MS&Co.:  Morgan Stanley & Co. Incorporated, a registered broker-dealer and a wholly-owned subsidiary of the Company.

MS&Co. Form:  The form which MS&Co. Participants must complete and send to MS&Co. to enroll in the Plan.

MS&Co. Participants:  Participants in the Plan for whom MS&Co. or its nominee is the record owner and whose share are maintained in customer accounts with MS&Co.

Participants:  Direct Participants and MS&Co. Participants.

Record Keeper:  A service provider designated by the Company from time to time.

Section II – Enrollment in the Plan.

Persons may enroll in the Plan in any of the following manners:

A.
Any shareholder of record may request enrollment in the Plan by properly completing and signing a Direct Enrollment Form in compliance with such procedures as the Company may from time to time establish and forwarding such form to the Record Keeper.

B.	All requests for enrollment referred to in paragraph A of this Section II are subject to acceptance by the Record Keeper.

C.
Shareholders of the Company who hold their shares of Common Stock at MS&Co. may request enrollment in the Plan by properly completing and signing the MS&Co. Form in compliance with such procedures as the Company may from time to time establish and returning such form to MS&Co.  MS&Co. will enroll in the Plan as the shareholder of record on behalf of any beneficial owner so electing, and each such Person will be entitled to participate in the Plan only in accordance with the terms and conditions of the Plan applicable to MS&Co. Participants.  All requests for enrollment in the Plan as a MS&Co. Participant are subject to acceptance by MS&Co.

D.
The Company reserves the right to terminate or deny enrollment or reenrollment of any shareholder who the Company determines is using the Plan for purposes inconsistent with the intended purposes of the Plan or in a manner deemed by the Company not to be in the best interests of the Company’s shareholders generally.

Section III – Optional Cash Investments.

A.
Optional cash investments may be made at any time by a Direct Participant.  Such investments shall be not less than $100 each or more than $40,000 per calendar year.  Optional cash investments must be received by the Record Keeper and will be invested in Common Stock beginning on the next Investment Date, provided the funds are received not less than five business days prior to such Investment Date.

B.	MS&Co. Participants may not make optional cash investments under the Plan.

C.
The Company shall not pay any interest on optional cash investments held pending investment.  Funds sent to the Record Keeper for cash investments not invested in Common Stock within 35 days shall be returned to the prospective investor.

D.	All optional cash investments must be made in accordance with the Record Keeper’s instructions or by check or money order for U.S. dollars drawn on a U.S. bank payable to “Morgan Stanley.”

Section IV – Dividends.

A.
Direct Participants may elect to reinvest all, a portion (in increments of 25%) or none of the cash dividends received on shares held in their Account or in registered form.  If a Direct Participant elects to partially reinvest dividends, that portion of a dividend payment not being reinvested will be sent to the Direct Participant in accordance with the Company’s then applicable procedures for the payment of cash dividends.  If a Direct Participant enrolls in the Plan without electing to reinvest all, a portion or none of the cash dividends received on shares held in their Account or in registered form, the Direct Participant will be deemed to have elected to reinvest all such dividends.

B.	MS&Co. Participants may only elect to reinvest all of the cash dividends received on the shares of Common Stock held in their MS&Co. account.

C.
Dividend reinvestment on behalf of a Participant will commence with the first dividend the Participant is entitled to receive following the Participant’s enrollment in the Plan, provided that the enrollment is accepted not less than five business days before a Dividend Payment Date.  If a Participant’s enrollment is accepted less than five business days before a Dividend Payment Date, dividend reinvestment on behalf of said Direct Participant will commence with the next succeeding Dividend.  Dividend payments not invested in Common Stock within thirty days after the Dividend Payment Date shall be sent to the Participant.

D.	Dividends will be calculated on all full and fractional shares of Common Stock in a Participant’s account.

Section V – Purchase of Shares under the Plan.

A.
All purchases of Common Stock under the Plan will be effected by an Independent Agent and the Company shall have no authority or power to direct the time or price at which shares may be purchased or the broker or dealer through whom or from whom purchases may be made.  An Independent Agent may purchase shares for the Plan on such terms relating to price, delivery and other matters as it may determine and except as determined from time to time by the Company, may make such purchases from the Company, to the extent the Company makes cash shares available, on any securities exchange where the Common Stock is traded, in the over-the-counter market or by negotiated transactions.  Purchases of shares under the Plan will be made beginning on the relevant Investment Date or the Relevant Dividend Payment Date, as the case may be.

B.
If an Independent Agent purchases shares from the Company, Participants will pay the average of the high and low sales price of the Common Stock reported on the New York Stock Exchange Composite Tape for the trading day preceding the Investment Date or the Dividend Payment Date, as the case may be, except that if no trading is reported for such trading day, the purchase price shall be determined by the Company on the basis of such market quotations as it deems appropriate.  If shares are purchased on the open market or by negotiated transaction, the price paid for shares under the Plan will be the weighted average price per share of all shares purchased by the Independent Agent under the Plan in the open market or by negotiated transaction for the relevant Investment Date or Dividend Payment Date.

C.
The number of shares (including any fraction of a share rounded to 3 decimal places) of Common Stock credited to a Participant’s account with respect to any Investment Date or Dividend Payment Date will be determined by dividing the total amount invested on behalf of the Participant by the relevant purchase price per share.

D.	The Company shall not change the source of shares to be purchased under Plan (either from the Company or the open market), except only upon conformance with applicable law.

E.
Pending investment pursuant to the Plan, dividends may be kept in an escrow account or at an Independent Agent and may be commingled with the funds of other Participants.  No interest shall be paid on dividends held pending investment.

Section VI – Administration; Fees and Expenses.

A.
The Record Keeper will perform various tasks related to the administration of the Plan for all Direct Participants including without limitation keeping records, sending statements of account activity, and processing cash, securities and orders received.  MS&Co. will maintain all records relating to the Plan for MS&Co. Participants.

B.
The Company may impose an annual account maintenance fee on any Account of any Direct Participant holding less than fifty shares of Common Stock or sell all shares held in any such Account and remit the cash proceeds to the Direct Participant.

C.
MS&Co. Participants are subject to customary applicable MS&Co. fees in effect from time to time in connection with their MS&Co. accounts.  MS&Co. may, in the exercise of its discretion, impose a fee on any MS&Co. Participant for participating in the Plan.

D.	MS&Co. Participants will be subject to applicable MS&Co. fees and accounting from time to time in connection with their MS&Co. accounts.

Section VII – Discounts.

The Company, upon notice to all Participants, may offer discounts for shares purchased through optional cash investments or dividend reinvestment.  Discounts, if offered, may be withdrawn or changed at any time after notice to Participants.

Section VIII – Sale of Shares.

A.
Direct Participants can sell all or part of the shares in their Plan account upon written instruction to the Record Keeper.  Direct Participants may only sell whole shares if the sale is for less than all the shares credited to the Direct Participant’s account.  Shares participating in the Plan and held in registered form by the Direct Participant will not be sold through the Plan unless transferred to the Plan.  Sales for Direct Participants will be made as soon as practical after the Record Keeper receives the sales instructions.

B.
Direct Participants selling shares in their Account will receive the average price of all shares sold by an Independent Agent on the date of such sales.  Shares sold to the Company shall be deemed to be sold at the average of the high and low sales price for the Common Stock reported on the New York Stock Exchange Composite Tape for the sale date, except if no trading is reported for such trading date, the sale price shall be determined by the Company on the basis of such market quotations as it deems appropriate.  Participants selling their shares will pay their proportionate share of the brokerage commissions, if any, incurred by the Independent Agent, transfer and withholding taxes, if any, and a service charge for each transaction in an amount to be established from time to time by the Company, which amount shall initially be $5.00 per transaction.

C.
MS&Co. Participants may sell all or part of their shares of Common Stock upon instructions to MS&Co. in accordance with MS&Co.’s policies and procedures then in effect.  MS&Co. Participants may only sell whole shares, not fractional shares, if the sale is for less than all of the shares in the MS&Co. Participant’s account.  If the sale is for all of the shares of Common Stock in the MS&Co. Participant’s account, MS&Co. will pay cash to the MS&Co. Participant for the fractional shares in an amount determined in the same manner as provided with respect to the sale of whole shares.  MS&Co. Participants will receive the actual proceeds or the sale of the shares of Common Stock sold by it (even if such shares are sold to the Company) less MS&Co.’s standard brokerage commission and fees and any withholding taxes.  MS&Co. Participants will not incur a Plan-imposed service charge in connection with sales of Common Stock.

D.
Sales on behalf of Direct Participants will be made by an Independent Agent.  Such sales will not be effected by or through an affiliate of the Company, and neither the Company nor any affiliate of the Company will have any authority or power to direct the time or price at which shares may be sold, the markets on which such shares are sold, or the selection of the broker or dealer through or to whom such sales may be made.

E.	Sales on behalf of MS&Co. Participants will be made by MS&Co.

F.	The Record Keeper will pay cash to Direct Participants upon sales of fractional shares in an amount determined in the same manner as provided with respect to the sale of full shares.

G.
Direct Participants also have the option of selling their shares through a broker of their choice, in which case, such Direct Participants shall request that the Record Keeper electronically transfer their shares to their broker through the Direct Registration System.

Section IX – Transfers of Shares held in the Plan.

A.
Direct Participants may transfer ownership in all or some of the shares of the Plan through gifts, private sale or otherwise by mailing to the Record Keeper an executed stock assignment form, a medallion signature guarantee and a letter of instruction.  Unless instructed to the contrary by the transferor, the Record Keeper shall effect a transfer by establishing an Account in the name of the transferee, if necessary, and then reducing the transferor’s Account balance and increasing the transferee’s Account balance, in each case by the amount of shares transferred.

B.	If a MS&Co. Participant transfers any shares of Common Stock from the MS&Co. Participant’s MS&Co. account, such transferred shares shall immediately cease to be in the Plan.

Section X – Transfers to the Plan.

A.
Direct Participants may transfer to the Plan, without a Plan-imposed charge, shares such Direct Participants hold in registered form.  Such shares will be transferred to an Independent Agent or its nominee and will be reflected on the Plan records in the Account of the applicable Direct Participants.  Once transferred to the Plan, such shares will be subject to the terms and conditions of, and entitled to the advantages of, the Plan.

B.
If a MS&Co. Participant transfers all its shares of Common Stock from its MS&Co. account to the Plan, the MS&Co. Participant will upon completion of such transfer be considered a Direct Participant in the Plan, not a MS&Co. Participant, and will then be entitled to participate in the Plan only in accordance with the terms and conditions applicable to Direct Participants.

Section XI – Reports to Participants.

A.
The Record Keeper will furnish to Direct Participants a statement reflecting transactions in their account during the previous quarterly period after each applicable Dividend Payment Date.  The Record Keeper shall also provide a year-end statement summarizing all account activity during the year and written acknowledgements in connection with new enrollments, changes in dividend reinvestment elections and receipts of cash for optional cash investments.

B.	MS&Co. Participants will not receive separate Plan statements but will receive all customary confirmations and statements from MS&Co. reflecting activity relating to the Plan.

Section XII – Change in Elections.

A.
Direct Participants may change their elections at any time by submitting a form to the Record Keeper.  The Record Keeper shall make such forms available upon request.  Election changes shall be effective as to any dividends if received more than five business days before the next succeeding Dividend Payment Date.

B.	MS&Co. Participants may only elect to participate or, if participating, to withdraw from participation in the Plan in accordance with Section XIII.B. hereof.

Section XIII – Withdrawal from The Plan.

A.
Direct Participants may withdraw from the Plan at any time upon written notice to the Record Keeper or the Independent Agent for the Direct Participants.  Withdrawal notices received less than five business days prior to a Dividend Payment Date will not be effective until dividends have been invested and the shares purchased credited to the Participant’s Account.  Direct Participants may instruct the Record Keeper to sell any of their shares or electronically transfer their shares to their brokers. If the Direct Participant has instructed the Record Keeper to sell any of such shares, the cash proceeds of such shares (after deducting the Direct Participant’s prorated share of brokerage commissions, transfer and withholding taxes and service charges) will be distributed to the Direct Participant.  Any fractional shares will be sold or converted to cash at the current market value.  In addition, any uninvested funds for optional cash investments credited to the withdrawing Direct Participant’s Account will be distributed to the Direct Participant in cash.  After withdrawal from the Plan, cash dividends payable on Common Stock owned by the withdrawn Direct Participant will be paid in cash unless such holder subsequently rejoins the Plan.

B.
MS&Co. Participants may withdraw from the Plan either automatically by selling all shares of Common Stock held in their MS&Co. account or by written notice to either the Independent Agent for MS&Co. Participants or MS&Co.  Written notice of withdrawal shall be effective immediately unless received within five business days of a Dividend Payment Date, when it will not be effective until dividends have been invested and credited to the MS&Co. Participant’s MS&Co. account.  MS&Co. Participants also have the option of selling their shares through a broker of their choice, in which case, such MS&Co. Participants shall request that the Record Keeper electronically transfer their shares to their broker through the Direct Registration System.

Section XIV – Automatic Termination.

A.
A Direct Participant’s enrollment in the Plan may be automatically terminated if the Direct Participant no longer is a shareholder of record of any Common Stock and the Direct Participant’s Account balance totals less than one full share of Common Stock.  Upon such automatic termination, the Direct Participant will receive the cash proceeds from the sale of any fractional share, less any brokerage commissions or fees or transfer and withholding taxes relating to the sale.

B.	A MS&Co. Participant’s enrollment in the Plan will be automatically terminated if the MS&Co. Participant’s MS&Co. account contains less than one full share of Common Stock.

Section XV – Stocks, Dividends and Rights Offering.

A.
Shares of Common Stock distributed as a result of stock dividends or stock splits by the Company on shares registered in a Direct Participant’s name and shares credited to their Account will be credited to their Account.  In the event that the Company makes available to holders of Common Stock rights to subscribe to additional shares of Common Stock or other securities, Direct Participants in the Plan will receive rights based upon the total number of whole shares of Common Stock credited to their Account.

B.
Shares of Common Stock distributed as a result of a stock dividend or stock split by the Company on shares of Common Stock held in a MS&Co. Participant’s MS&Co. account will be credited to the respective MS&Co. Participant’s MS&Co. account.  In the event that the Company makes available to its holders of Common Stock rights to subscribe to additional shares of Common Stock or other securities, MS&Co. will make such rights available to the MS&Co. Participants.

Section XVI – Voting Rights.

A.
For each meeting of shareholders of the Company, Direct Participants will receive proxy materials that will enable them to vote both the shares held by them directly and shares credited to their Accounts.  Shares credited to a Direct Participant’s Account on the record date will be voted in accordance with the applicable instructions of the Direct Participant.  Shares for which instructions are not received will not be voted.

B.
For each meeting of shareholders of the Company, MS&Co. Participants will receive proxy materials that will enable them to vote the shares in their MS&Co. account.  Shares credited to a MS&Co. Participant’s MS&Co. account on the record date will be voted in accordance with instructions received from the MS&Co. Participant, and if timely instructions are not received, in accordance with rules applicable to MS&Co.

Section XVII – Limitations.

Neither the Company nor the Record Keeper nor MS&Co. nor any Independent Agent shall have any responsibility under the Plan beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.  Neither the Company nor the Record Keeper

nor MS&Co. nor any Independent Agent shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made, (b) for any fluctuation in the market value of Common Stock after purchase or sale of shares, or (c) for continuation of your account until receipt by the Company of written notice of termination or written evidence of your death.

Section XVIII – Plan Amendments; Interpretation.

A.
The Company reserves the right at any time to amend, modify, suspend and terminate the Plan, or any provision thereof, but such action shall have no retroactive effect that would prejudice the interest of any Participant.

B.
The Company interprets and regulates the Plan, and any determinations made by the Company will be final.  The Company may adopt rules and regulations to facilitate administration of the Plan.  The terms and conditions of the Plan and its operation are governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.